                                                                  EXECUTION COPY

                              TAX SHARING AGREEMENT

          This Tax Sharing Agreement (the "Agreement"), dated as of December 15,
2005, is entered into by and among M&F WORLDWIDE CORP., a Delaware corporation
("Parent"), CLARKE AMERICAN CORP., a Delaware corporation ("Clarke"), and PCT
INTERNATIONAL HOLDINGS INC., a Delaware corporation, ("PCT").

                                    RECITALS

          WHEREAS, Parent is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal
Revenue Code of 1986, as amended (the "Code"), that has elected to file consolidated federal income tax returns and PCT is a member of such group.

          WHEREAS, Parent, Clarke and PCT desire, to the extent permitted by the
Code, and the regulations promulgated thereunder (the "Treasury Regulations"), that the PCT Group and the Clarke Group (each as defined below) be included in the Parent Consolidated Group as defined below;

          WHEREAS, Parent, Clarke and PCT desire, to the extent permitted by applicable foreign, state and local law, that members of the Parent Consolidated
Group shall be included in the filing of consolidated, combined or unitary tax returns for state tax purposes if so requested by Parent;

          WHEREAS, Parent, Clarke and PCT wish to allocate and settle among themselves in an equitable manner (i) the consolidated federal income tax liability, (ii) any applicable consolidated, combined or unitary tax liability for foreign, state and/or

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local tax purposes, and (iii) certain other tax matters, for Agreement Years (as defined herein); and

          WHEREAS, Clarke and PCT desire to be indemnified by Parent with respect to certain tax liabilities, and Parent is willing to so indemnify such parties.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

          1. Definitions.

          For purposes of this Agreement, the following terms shall be defined as follows:

               (a) "Agreement Year" for each Subgroup shall mean, (i) with respect to federal income taxes, any taxable year or portion thereof beginning on or after the date hereof with respect to which a consolidated federal income tax return is properly filed by Parent on behalf of the Parent Consolidated
Group which includes the PCT Subgroup or the Clarke Subgroup, as applicable, and
(ii) with respect to foreign, state or local income or franchise taxes, any taxable year or portion thereof beginning on or after the date hereof with respect to which a Combined Return is properly filed.

               (b) "Clarke Subgroup" shall mean the affiliated group of
corporations (including any predecessors and successors thereto) within the meaning of Section 1504(a) of the Code, of which Clarke would be the common parent if it were not included in the Parent Consolidated Group.

               (c) "Combined Return" shall mean any consolidated, combined or unitary tax return filed for foreign, state or local income or franchise tax purposes which includes (x) one or more members of the PCT Subgroup and one or more

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other members of the Parent Consolidated Group (without reference to the PCT
Subgroup) or (y) one or more members of the Clarke Subgroup and one or more other members of the Parent Consolidated Group (without reference to the Clarke
Subgroup).

               (d) "Estimated Tax Payments" for any Agreement Year shall mean, with respect to each of the Clarke Subgroup and the PCT Subgroup, the aggregate payments by each of Clarke and PCT, respectively, to Parent for such Agreement
Year pursuant to Section 3 hereof.

               (e) "Final Determination" shall mean a closing agreement with the
Internal Revenue Service or the relevant state or local taxing authorities, an agreement contained on Internal Revenue Service Form 870-AD or other comparable form, an agreement that constitutes a determination under Section 1313(a)(4) of the Code, a claim for refund which has been allowed, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state or local tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

               (f) "Other Tax" shall mean any consolidated, combined or unitary foreign, state or local income or franchise taxes.

               (g) "Parent Consolidated Group" shall mean the affiliated group of corporations (including any predecessors and successors thereto) within the meaning of Section 1504(a) of the Code electing to file consolidated federal income tax returns and of which Parent is the common Parent.

               (h) "PCT Subgroup" shall mean the affiliated group of
corporations (including any predecessors and successors thereto) within the meaning of

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Section 1504(a) of the Code, of which PCT would be the common parent if it were not included in the Parent Consolidated Group.

(i) "Pro Forma Federal Tax Liability" for each respective Subgroup shall mean, with respect to each Agreement Year, the consolidated federal taxable income liability or, if applicable, the consolidated federal alternative minimum tax liability that such Subgroup would have incurred if it had not been included in the Parent Consolidated Group for such Agreement Year, but had instead filed its own consolidated return for such Agreement Year and all prior Agreement Years;
provided, that in computing such tax liability for any Agreement Year, such
Subgroup shall not take into account any amounts paid or payable by such
Subgroup to Parent under Sections 2, 3 or 5 hereof or by Parent to the Subgroup under Sections 2, 3, 5 or 7 hereof. In computing the Pro Forma Federal Tax
Liability of a Subgroup, the Subgroup shall be entitled to take into account deductions and/or credits attributable to the carryover or carryback of any losses and/or credits of any member of such Subgroup, after taking into account any limitations on the use of such losses and credits imposed pursuant to
Sections 172, 382, 383, 384, 904 or 1212 of the Code or by Treasury Regulations
Sections 1.1502-15, 1.1502-20, 1.1502-21, 1.1502-22, 1.1502-91, 1.1502-92,
1.1502-93 or 1.1502-94, provided, further, that any Code Section 199 tax benefit shall be determined by Parent for the entire Parent Consolidated Group and allocated to each of its Subsidiaries in accordance with the methodology of the
Treasury Regulations and IRS guidance under Section 199 of the Code. If the computation of Pro Forma Federal Tax Liability of a Subgroup does not result in a positive number, such Pro Forma Federal Tax Liability shall be deemed to be zero.

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               (j) "Pro Forma Other Tax Liability" for each respective Subgroup shall mean, with respect to each Agreement Year, the aggregate Other Tax, computed in a manner consistent with the computation of the Pro Forma Federal
Tax Liability as defined above, that the Subgroup or any of the members of such
Subgroup would have incurred with respect to each relevant foreign, state and local taxing jurisdiction for any Agreement Year if such Subgroup or any member thereof had filed with such jurisdiction either a separate return (in a case where only one member of such Subgroup joins in the filing of the applicable
Combined Return) or a combined return (in a case where more than one member of such Subgroup joins in the filing of the applicable Combined Return).

               (k) "Subgroup" shall mean each of the Clarke Subgroup and the PCT
Subgroup.

               (l) "Subsidiary" as to any entity (the parent corporation) shall mean a corporation that would be an includible corporation that is a member of an affiliated group of corporations of which the parent corporation would be the common parent, all within the meaning attributable to such terms in Section 1504 of the Code and Treasury Regulations thereunder.

          2. Tax Payments.

               (a) For each Agreement Year, each of Clarke and PCT,
respectively, shall pay to Parent an amount equal to the excess, if any, of the
Clarke Subgroup's Pro Forma Federal Tax Liability or the PCT Subgroup's Federal
Tax Liability, as applicable, for such Agreement Year over the aggregate amount of the Estimated Tax Payments actually made by Clarke or PCT, as applicable, to
Parent

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pursuant to Section 3(a) hereof for such Agreement Year. If the aggregate amount of the Estimated Tax Payments actually made to Parent by each of Clarke and/or PCT pursuant to Section 3(a) hereof for such Agreement Year exceeds the
Clarke Subgroup's Pro Forma Federal Tax Liability or the PCT Subgroup's Pro
Forma Federal Tax Liability, as applicable, for such Agreement Year, Parent shall pay to Clarke and/or PCT, as applicable, an amount equal to such excess.

               (b) For each Agreement Year, each of Clarke and PCT,
respectively, shall pay to Parent an amount equal to the excess, if any, of the
Clarke Subgroup's Pro Forma Other Tax Liability or the PCT Subgroup's Other Tax
Liability, as applicable, for such Agreement Year over the aggregate amount of the Estimated Tax Payments actually made by Clarke or PCT, as applicable, to
Parent pursuant to Section 3(b) hereof for such Agreement Year. If the aggregate amount of the Estimated Tax Payments actually made to Parent by each of Clarke and/or PCT pursuant to Section 3(b) hereof for such Agreement Year exceeds the
Clarke Subgroup's Pro Forma Other Tax Liability or the PCT Subgroup's Pro Forma
Other Tax Liability, as applicable, for such Agreement Year, Parent shall pay to
Clarke and/or PCT, as applicable, an amount equal to such excess.

          3. Estimated Tax Payments.

               (a) During each Agreement Year, each of Clarke and PCT shall pay to Parent, no later than the tenth day of each of the third, sixth, ninth and twelfth months of such Agreement Year, the amount of estimated federal income taxes that each of the Clarke Subgroup and the PCT Subgroup, as applicable, would have been required to pay on or before the fifteenth day of each such month if such Subgroup were filing its

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own consolidated federal income tax return for such Agreement Year and was not part of the Parent Consolidated Group. Such estimated federal income tax liability shall be determined in a manner consistent with the calculation of the
Pro Forma Federal Tax Liability the applicable Subgroup and shall reflect the estimated taxable income of such Subgroup projected for three, six, nine and twelve months, respectively.

               (b) During each Agreement Year, each of Clarke and PCT shall pay to Parent, no later than the fifth day prior to the date an estimated foreign, state or local payment is due, the amount of estimated taxes that each of the
Clarke Subgroup and the PCT Subgroup, as applicable, would have been required to pay if such Subgroup (or any member thereof) had filed for such period either a separate return (in the case where only one member of such Subgroup joins in the filing of the applicable Combined Return) or a combined return (in a case where more than one member of such Subgroup joins in the filing of the applicable
Combined Return). The estimated foreign, state or local income or franchise tax liability of the Clarke Subgroup and the PCT Subgroup shall be determined in a manner consistent with the calculation of the Pro Forma Other Tax Liability of such Subgroup.

          4. Time and Form of Payment.

               (a) Payments to be made by each of Clarke and PCT pursuant to
Section 2 hereof shall be made no later than the fifth day prior to the due date of the Parent Consolidated Group's consolidated federal income tax return or any relevant Combined Return for the period with respect to which such a payment is due. If the due date for any such return is extended, any amounts due at the time of filing a request for extension of time to file shall be paid on an estimated basis. No later than five (5) days

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prior to the extended due date for such return for such Agreement Year, the payment due from each of Clarke and PCT shall be recalculated, and any difference between (i) the Pro Forma Federal Tax Liability and the Pro Forma
Other Tax Liability of each respective Subgroup for such Agreement Year and (ii)
all prior Estimated Tax Payments by Clarke or PCT, as applicable, with respect to such Agreement Year shall be paid by such fifth day to the party entitled thereto, with interest from the original due date at the relevant statutory rate.

               (b) The parties agree to cause each Subsidiary of Clarke and PCT to pay to Clarke or PCT, as applicable, its share of each of the items of the applicable Subgroup's Pro Forma Federal Tax Liability and Pro Forma Other Tax
Liability as well as such Subsidiary's allocable share of Estimated Tax
Payments, each such share to be determined in accordance with the principles of
Sections 1(i), 1(j), 3(a) and 3(b) hereof, no later than one (1) business day prior to the date upon which the relevant payment by Clarke or PCT, as applicable, is required to be made under the terms hereof. Each of Clarke and
PCT agrees to pay its respective Subsidiaries, such Subsidiary's share of any payment received by such party from Parent pursuant to this Agreement, each such share to be determined in accordance with the principles of Sections 1(i), 1(j),
3(a) and 3(b) hereof, as promptly as practicable following the receipt of any such payment and the determination of such share.

          5. Adjustments.

               (a) Redeterminations of Tax Liability. In the event of any redetermination of the consolidated federal income tax liability of the Parent
Consolidated Group for any Agreement Year (or of the consolidated, combined or unitary

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foreign, state or local income or franchise tax liability for any Agreement
Year) as the result of an audit by the Internal Revenue Service (or the relevant foreign, state or local taxing authorities), a claim for refund or otherwise, the Pro Forma Federal Tax Liability and/or the Pro Forma Other Tax Liability, as
applicable, of each Subgroup shall be recomputed for such Agreement Year and any prior and subsequent Agreement Years to take into account such redetermination, and payments due pursuant to Section 2 hereof shall be appropriately adjusted.
Any payment pursuant to Section 2 hereof that is required pursuant to this
Section 5(a) as a result of such adjustment shall be paid within seven (7) days after the date of a Final Determination with respect to such redetermination or as soon as such adjustment can practicably be calculated, if later, together with interest for the period at the rate provided for in the relevant statute.

               (b) Refund of Tax Sharing Payment. In the event that the
calculation of the taxable income of each of the Subgroups (determined in accordance with the principles of Sections 1(i) and 1(j) hereof) for any
Agreement Year results in a loss, such loss may be carried back and deducted in calculating such Subgroup's Pro Forma Federal Tax Liability or Pro Forma Other
Tax Liability, as applicable, for prior Agreement Years in the same manner as it would have been carried back and deducted had it constituted a net operating loss deduction under Section 172 of the Code or a net capital loss deduction under Section 1212 of the Code (or in the case of foreign, state or local tax, under applicable foreign, state or local provisions), as such provisions would have been applied if such Subgroup had not been included in the Parent
Consolidated Group (or joined in the filing of the applicable Combined Return)
for such Agreement Year, but had instead filed its own consolidated return (or its own separate return or

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combined return, as applicable) for such Agreement Year and all prior Agreement
Years, but in each case after taking into account any limitation on the use of such loss imposed pursuant to Section 382, 383, 384 or 904 of the Code or
Treasury Regulations Sections 1.1502-15, 1.1502-20, 1.1502-21, 1.1502-22,
1.1502-91, 1.1502-92, 1.1502-93 or 1.1502-94 (or with respect to foreign, state and local tax, applicable foreign, state or local provisions). In such case, the applicable Subgroup's Pro Forma Federal Tax Liability and/or Pro Forma Other Tax
Liability shall be recomputed for the Agreement Year or Years to which such loss is carried and for any subsequent Agreement Years to take into account the deduction of such loss, and payments made pursuant to Section 2 hereof shall be appropriately adjusted. Any payment pursuant to Section 2 hereof that is required pursuant to this Section 5(b) as a result of any such adjustment shall be paid within seven (7) days after the date of filing the consolidated federal income tax return of the Parent Consolidated Group (or the applicable Combined
Return) for the year in which such loss arises. Excess credits for any Agreement
Year shall be carried back and otherwise treated in a manner consistent with the provisions of this Section 5.

          6. Interest on Unpaid Amounts.

          In the event that any party fails to pay any amount owed pursuant to this Agreement within ten (10) days after the date when due, interest shall accrue on any unpaid amount at the "designated rate" from the due date until such amounts are fully paid. For purposes of this Agreement, the "designated rate" shall mean ten percent (10%).

          7. Indemnification.

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          Parent shall indemnify each member of the Clarke Subgroup and the PCT
Subgroup, respectively, on an after-tax basis (taking into account, when realized, any tax detriment or tax benefit to such Subgroup of (x) a payment hereunder or (y) the liability to the Internal Revenue Service or any applicable foreign, state or local taxing authority giving rise to such a payment), with respect to and in the amount of:

               (a) any liability to the Internal Revenue Service for federal income tax incurred by such Subgroup for any Agreement Year with respect to which such Subgroup is included in the Parent Consolidated Group for purposes of filing a consolidated federal income tax return;

               (b) any liability for Other Taxes to a foreign, state or local taxing authority incurred by such Subgroup with respect to any such jurisdiction for any Agreement Year with respect to which the Subgroup or any member thereof participates in the filing of a Combined Return;

               (c) any liability for federal income tax to the Internal Revenue
     Service or any Other Tax to any applicable foreign, state or local taxing authority, as the case may be, incurred by any member of such Subgroup to the extent attributable to any member of the Parent Consolidated Group
     (determined without reference to other members of such Subgroup) and for which the Subgroup or any member thereof is liable as a result of being included in the Parent Consolidated Group or as a result of participating in the filing of a Combined Return; and

               (d) interest, penalties and additions to tax, and costs and expenses in connection with any liabilities described in Sections 7(a), (b)
     and (c) above.

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     Parent shall pay to Clarke and/or PCT, as applicable, any amount due under
     Sections 7(a), (b) and (c) and Section 7(d) (to the extent such amounts are related to amounts under Sections 7(a), (b) and (c)) no later than seven
     (7) days after the date of a Final Determination with respect thereto.

          8. Filing of Returns, Payment of Tax.

               (a) Appointment of Parent as Agent. Each of Clarke and PCT hereby appoint (and hereby appoint on behalf of each of their respective Subsidiaries)
Parent as their agent, so long as Clarke and PCT, as applicable, are members of the Parent Consolidated Group for the purpose of (i) filing consolidated federal income tax returns and, (ii) for making any election or application or taking any action in connection therewith on behalf of any member of the Clarke
Subgroup or the PCT Subgroup, as applicable, consistent with the terms of this
Agreement. Each of Clarke and PCT hereby appoint (and hereby appoint on behalf of each of their respective Subsidiaries) Parent as their agent, so long as any member of the Clarke Subgroup or the PCT Subgroup, as applicable, is eligible to join in the filing of any Combined Return, for the purpose of (i) filing any such Combined Return that Parent may elect to file, and (ii) for making any election or application or taking any action in connection therewith on behalf of any member of the Clarke Subgroup or the PCT Subgroup, as applicable, consistent with the terms of this Agreement. Each of Clarke and PCT hereby consent (and hereby consent on behalf of their respective Subsidiaries) to the filing of such returns, and to the making of such elections and applications.
Parent agrees that to the extent that the filing of any Combined Return would reduce the Other Tax liability of any Subgroup (or any member thereof) without causing an increase in Other Tax liability of any other member of the

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Parent Consolidated Group (determined without reference to such Subgroup) in such period, Parent will file or cause to be filed for such taxable period a
Combined Return; provided, however, that such filing is permitted by applicable state or local law. Except as provided in this Paragraph 8, nothing herein shall be construed as requiring Parent or any Subsidiary of Parent to file any
Combined Return for any Agreement Year.

               (b) Cooperation. Each of Clarke and PCT shall cooperate, and shall cause their respective Subsidiaries to cooperate, with Parent in the filing, to the extent permitted by law, of a consolidated federal income tax return and such Combined Returns as Parent elects to file or cause to be filed, by maintaining such books and records and providing such information as may be necessary or useful in the filing of such returns and executing any documents and taking any actions which Parent may reasonably request in connection therewith. Clarke, PCT and the Parent shall provide one another with such information concerning such returns and the application of payments made under this Agreement as Parent, Clarke or PCT may reasonably request of one another.

               (c) Payment of Tax. For each Agreement Year, Parent shall timely pay or discharge, or cause to be timely paid or discharged, the consolidated federal income tax liability of the Parent Consolidated Group for such Agreement
Year and the Other Tax liability shown on any Combined Return that Parent elects or is required to file.

          9. Resolution of Disputes.

          Any dispute concerning the calculation or basis of determination of any payment provided for hereunder shall be resolved by the independent certified public

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accountants for Parent, whose judgment shall be conclusive and binding upon the parties, in the absence of manifest error.

          10. Adjudications.

          In any audit, conference, or other proceeding with the Internal
Revenue Service or the relevant foreign, state or local authorities, or in any judicial proceedings concerning the determination of (i) the federal income tax liabilities of the Parent Consolidated Group, (ii) any tax item of any member of either Subgroup, or (iii) the Other Tax liability with respect to any Combined
Return, the parties shall be represented by persons selected by Parent. Parent shall undertake any settlement or other action that it is permitted to take pursuant to this Section 10 affecting (x) the federal income tax or Other Tax liability of any member of a Subgroup or (y) any amount payable by or receivable to either Clarke or PCT pursuant to this Agreement, with the same diligence and care as if such action pertained to an income tax liability of Parent and as if any amount that might be so payable by or receivable to such party were payable by or receivable to Parent. Each of Clarke and PCT hereby appoint (and hereby appoint on behalf of their respective Subsidiaries) Parent as their agent for the purpose of proposing and concluding any such settlement.

          11. Binding Effect; Successors and Assigns.

          This Agreement shall be binding upon Parent, Clarke, PCT and each of their respective present and future Subsidiaries, and any predecessor or successor to any of the foregoing. This Agreement shall inure to the benefit of, and be binding upon, any successors or assigns of the persons described in the preceding sentence. Parent, Clarke

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and PCT may assign their right to receive payments under this Agreement but may not assign or delegate their obligations hereunder.

          12. Interpretation.

          This Agreement is intended to calculate and allocate certain federal, foreign, state and local income and franchise tax liabilities of members of
Parent, the Clarke Subgroup and the PCT Subgroup, and any situation or circumstance concerning such calculation and allocation that is not specifically contemplated hereby or provided for herein shall be dealt with in a manner consistent with the underlying principles of calculation and allocation in this
Agreement.

          13. Legal and Accounting Fees.

          Any fees or expenses for legal, accounting or other professional services rendered in connection with (i) the preparation of a consolidated federal or combined state or local income tax return for the Parent Group, members of the Parent Group, or the Company Group, (ii) the application of the provisions of this Agreement or (iii) the conduct of any audit, conference or proceeding of the Internal Revenue Service or relevant state or local authorities or judicial proceedings relevant to any determination required to be made hereunder shall be allocated between Parent, Clarke and PCT in a manner resulting in each of Clarke and PCT, as applicable, bearing a reasonable approximation of the actual amount of such fees or expenses hereunder reasonably related to, and for the benefit of, the Clarke Subgroup or the PCT Subgroup, as applicable, rather than to or for other members of the Parent Consolidated
Group.

          14. Effect of the Agreement.

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          This Agreement shall determine the liability as between (i) Parent and the members of the Clarke Subgroup to each other, and (ii) Parent and the members of the PCT Subgroup to each other, in each case as to the matters provided for herein, whether or not such determination is effective for purposes of the Code or of applicable foreign, state or local revenue laws, or for financial reporting purposes or for any other purposes.

          15. Entire Agreement.

          This Agreement embodies the entire understanding among the parties relating to its subject matter and supersedes and terminates any prior agreements and understandings among the parties with respect to such subject matter. Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce either party to enter into this Agreement. This Agreement, including this provision against oral modification, shall not be modified or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound.

          16. Code References.

          Any references to the Code or Treasury Regulations shall be deemed to refer to the relevant provisions of any successor statute or regulation and shall refer to such provisions as in effect from time to time.

          17. Notices.

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          Any payment, notice or communication required or permitted to be given under this Agreement shall be in writing (including telecopy communication) and mailed, telecopied or delivered:

     If to Clarke, to;

     Clarke American Corp.
     10931 Laureate Drive
     San Antonio, Texas 78249
     Attention: General Counsel
     Facsimile: (210) 558-4370

     If to PCT, to:

     PCT International Holdings, Inc.
     35 East 62nd Street
     New York, New York 10021
     Attention: General Counsel
     Facsimile: (212) 572-5184

     If to Parent, to:

     M&F Worldwide Corp.
     35 East 62nd Street
     New York, New York 10021
     Attention: General Counsel
     Facsimile: (212) 572-5184

or to such other address as a party shall furnish in writing to the other parties. All such notices and communications shall be effective when received.

          18. Counterparts.

          This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          19. New Members.

          Each of the parties to this Agreement recognizes that from time to time, new Subsidiaries of the Company may be added to the Company Group. Each of the

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parties agrees that any new Subsidiary of the Company shall, without the express written consent of the other parties, become a party to this Agreement for all purposes of this Agreement with respect to Taxable Periods ending after such
Subsidiary was added to the Company Group.

          20. Termination.

          This Agreement shall terminate at such time as all obligations and liabilities of the parties hereto have been satisfied. Except as otherwise provided herein, Clarke and/or PCT, as applicable shall not have any obligations or liabilities under this Agreement for any taxable period, or portion thereof,
(i) with respect to federal income taxes, during which the Clarke Subgroup or the PCT Subgroup, as applicable, is not included in the Parent Consolidated
Group, and (ii) with respect to Other Taxes, during which no member of the
Clarke Subgroup or the PCT Subgroup, as applicable, joins in the filing of a
Combined Return; provided, however, that the indemnification obligations and liabilities of Parent under Section 7 shall continue and shall not terminate.
The obligations and liabilities of the parties arising under this Agreement with respect to any Agreement Year and the indemnification obligations and liabilities of Parent arising under Section 7 shall continue in full force and effect until all such obligations have been met and such liabilities have been paid in full, whether by expiration of time, operation of law, or otherwise. The obligations and liabilities of each party are made for the benefit of, and shall be enforceable by, the other parties and their successors and permitted assigns.

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          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its respective duly authorized officer as of the date first set forth above.

                                     M&F WORLDWIDE CORP.

                                     By: /s/ Adam F. Ingber
                                         ------------------------------------
                                         Name:  Adam F. Ingber
                                         Title: Senior Vice President - Taxation

                                     CLARKE AMERICAN CORP.

                                     By: /s/ Peter Fera
                                         ------------------------------------
                                         Name:  Peter Fera
                                         Title: Chief Financial Officer

                                     PCT INTERNATIONAL HOLDINGS, INC.

                                     By: /s/ Marvin Schaffer
                                         ------------------------------------
                                         Name:  Marvin Schaffer
                                         Title: Vice President